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San Diego Gas & Electric Company

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SAN DIEGO GAS & ELECTRIC COMPANY

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of San Diego Gas & Electric Company (“SDG&E”) will be held on June 12, 2013, at 1:00 p.m., local time, at 101 Ash Street, San Diego, California. SDG&E is a subsidiary of Sempra Energy.

The Annual Meeting will be held for the following purposes:

(1) To elect directors for the ensuing year.

(2) To obtain advisory approval of our executive compensation.

(3) To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 18, 2013, are entitled to notice of and to vote at the Annual Meeting.

The Annual Meeting is a business-only meeting. It will not include any presentations by management and the company does not encourage shareholder attendance.

Only shareholders are entitled to attend the Annual Meeting. Shareholders who own shares registered in their names will be admitted to the meeting upon verification of record share ownership. Shareholders who own shares through banks, brokers or other nominees must present proof of beneficial share ownership (such as the most recent account statement prior to April 18, 2013) to be admitted.

Additional information regarding the company is included in its Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. These documents also are available on the Sempra Energy website at www.sempra.com under the “Investors” and “Company SEC Filings” tabs. The company will furnish a copy of its 2012 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any of its shareholders who so request by writing to the office of the Corporate Secretary at 101 Ash Street, San Diego, California, 92101-3017. Information on the website does not constitute part of this Information Statement.

Jennifer F. Jett

Corporate Secretary

Important Notice Regarding the Availability of Information Statement Materials for the SDG&E Shareholders Meeting to be Held on June 12, 2013.

The Information Statement for the Annual Meeting of Shareholders to be held on June 12, 2013 and the

Annual Report are available on the Internet at

http://www.amstock.com/ProxyServices/ViewMaterials.asp.

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

San Diego Gas & Electric Company is providing this Information Statement to its shareholders in connection with its Annual Meeting of Shareholders to be held on June 12, 2013. The Notice of Annual Meeting and Information Statement and the annual report to shareholders are being mailed to shareholders beginning on or about April 25, 2013.

THE COMPANY

San Diego Gas & Electric Company, which we refer to as SDG&E, is an indirect investor-owned public utility subsidiary of Sempra Energy. SDG&E’s principal executive offices are located at 8330 Century Park Court, San Diego, California, 92123-1530. Its telephone number is (619) 696-2000.

OUTSTANDING SHARES AND VOTING RIGHTS

SDG&E’s Board of Directors has fixed April 18, 2013, as the record date for determining the shareholders of SDG&E entitled to notice of and to vote at the Annual Meeting. On that date, SDG&E’s outstanding shares consisted of 116,583,358 shares of common stock, 1,373,770 shares of cumulative preferred stock and 2,040,000 shares of preference stock. All SDG&E common stock is owned by Enova Corporation, a wholly owned direct subsidiary of Sempra Energy.

In electing directors, each share of cumulative preferred stock is entitled to two votes and each share of common stock is entitled to one vote for each of the five director positions. Cumulative voting for directors is not permitted. In voting on any other matters that may be considered at the Annual Meeting, each share of cumulative preferred stock is entitled to two votes and each share of common stock is entitled to one vote. Shares of preference stock do not have any voting rights with respect to the matters to be considered at the Annual Meeting.

The shares of SDG&E owned by Enova Corporation and indirectly owned by Sempra Energy represent over 97 percent of SDG&E’s outstanding shares and the number of votes entitled to be cast on the matters to be considered at the Annual Meeting. Enova Corporation has advised SDG&E that it intends to vote “FOR” each of the nominees for election to the Board of Directors and “FOR” advisory approval of our executive compensation.

GOVERNANCE OF THE COMPANY

The business and affairs of SDG&E are managed and all corporate powers are exercised under the direction of its Board of Directors in accordance with the California General Corporation Law as implemented by SDG&E’s Articles of Incorporation and Bylaws.

Board of Directors

Board Meetings; Annual Meeting of Shareholders

During 2012, the Board of Directors of SDG&E held 15 meetings and acted 9 times by unanimous written consent. Each director attended at least 75 percent of the meetings.

The Annual Meeting of Shareholders is a business-only meeting without presentations by management. The company does not encourage attendance at the meeting by public shareholders. Last year, all of the directors, except Steven D. Davis, attended the meeting.

Leadership Structure

The Chief Executive Officer of the company also serves as the Chairman of the company’s Board of Directors. The company has no lead director. As a subsidiary of Sempra Energy, SDG&E is not subject to stock exchange listing standards requiring independent directors and various board committees and, accordingly, has not established independence standards for its directors. All of the directors of the company are also officers of the company or Sempra Energy and, as such, none is an independent director. The SDG&E board does not maintain any committees.

Nominees for election as directors are determined by the Board of Directors, and the board will not consider director candidates recommended by shareholders other than its direct and indirect parent companies. The board consists of the Chief Executive Officer and President of the company and three senior officers of Sempra Energy with varying professional and business expertise. Although Sempra Energy and SDG&E promote diversity in hiring employees and in the appointment of their senior officers, diversity is not otherwise considered in selecting the officers that serve as directors of the company.

Sempra Energy’s Board of Directors is composed of a substantial majority of independent directors and maintains standing Audit, Compensation and Corporate Governance Committees composed solely of independent directors. The Sempra Energy board also has adopted a Code of Business Conduct and Ethics for Directors and Officers that is applicable to the directors and officers of SDG&E, and officers of SDG&E also are subject to Business Conduct Guidelines that apply to all employees of SDG&E.

Risk Oversight

Assessing and monitoring risks and risk management are functions of the Board of Directors of SDG&E. The board reviews and oversees strategic, financial and operating plans that generally are intended to provide reliable earnings with modest risk. SDG&E’s management is responsible for identifying and moderating risk in a manner consistent with these goals. SDG&E has an Enterprise Risk Management Committee (“ERMC”) which is composed of ten officers of SDG&E and is chaired by the company’s President and Chief Operating Officer. The ERMC’s mission is to ensure that the company has a comprehensive approach to its risk assessment, is vigilant with risk mitigation and allocates the appropriate resources to effectively manage the company’s risks. SDG&E also has an Energy Procurement Risk Management Committee (“EPRMC”) composed of members of management that is responsible for the oversight of risk management within the company’s natural gas and electric procurement departments. The board fulfills its risk oversight function through management that reports directly to the board and by scheduling periodic updates to the board by representatives of the ERMC and EPRMC.

Review of Related Person Transactions

Securities and Exchange Commission rules require that SDG&E disclose certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The Board of Directors has adopted a written policy that requires the board to review any such “related person transaction” before the company enters into the transaction. There have been no transactions or proposed transactions requiring such review during 2012 or 2013 through the mailing date of this Information Statement.

Communications with the Board

Shareholders or interested parties who wish to communicate with the Board of Directors or an individual director may do so by writing directly to the board or the director at the address set forth under the caption “The Company.”

Compensation of Directors

All of our directors are employees of SDG&E or Sempra Energy and are not otherwise compensated for their service on the Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Deloitte & Touche LLP, the independent registered public accounting firm for SDG&E, are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Deloitte & Touche also serves as the independent registered public accounting firm for Sempra Energy and its other public utility subsidiary, Southern California Gas Company (“SoCalGas”).

The following table shows the fees paid to Deloitte & Touche for services provided to SDG&E for 2012 and 2011 (in thousands of dollars).

	2012		2011
	Fees	% of Total	Fees	% of Total
Audit Fees
Consolidated Financial Statements and Internal Controls Audit	$2,055		$1,936
Regulatory Filings and Related Services	186		66

Total Audit Fees	2,241	78%	2,002	90%

Audit-Related Fees
Employee Benefit Plan Audits	126		126
Other Audit-Related Services	34		—

Total Audit-Related Fees	160	6%	126	6%

Tax Fees
Tax Planning and Compliance	449		72
Other Tax Services	—		—

Total Tax Fees	449	16%	72	3%

All Other Fees	13	—	15	1%

Total Fees	$2,863		$2,215

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible and has sole authority for selecting, appointing, retaining and overseeing the work and approving the compensation of the independent registered public accounting firm for Sempra Energy and its subsidiaries, including SDG&E. As a matter of good corporate governance, the SDG&E board also reviewed the performance of Deloitte & Touche and concurred with the determination by the Sempra Energy Audit Committee to retain them as our independent registered public accounting firm. Sempra Energy’s board has determined that each member of its Audit Committee is an independent director and is financially literate, and that the chair of the committee is an audit committee financial expert.

Except where pre-approval is not required by the Securities and Exchange Commission rules, Sempra Energy’s Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche for Sempra Energy and its subsidiaries. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Board of Directors of SDG&E has reviewed and discussed the audited financial statements of the company for the year ended December 31, 2012, with management and Deloitte & Touche LLP, the independent registered public accounting firm.

The board has discussed with Deloitte & Touche the matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board, Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board. The board also has received from Deloitte & Touche a letter providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board with respect to Deloitte & Touche’s independence and has discussed their independence with them.

Based on these considerations, the Board of Directors directed that the audited financial statements of SDG&E be included in its Annual Report on Form 10–K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

BOARD OF DIRECTORS

Jessie J. Knight, Jr., Chair

Javade Chaudhri

Steven D. Davis

Joseph A. Householder

Michael R. Niggli

SHARE OWNERSHIP

All of the outstanding SDG&E common stock is owned by Enova Corporation and all of the outstanding common stock of Enova Corporation is owned by Sempra Energy. None of the directors or officers of SDG&E owns any preferred or preference shares of SDG&E, and SDG&E is unaware of any person who beneficially owns more than 5.0 percent of our preferred or preference shares.

The following table sets forth the number of shares of Sempra Energy common stock beneficially owned on March 12, 2013, by each director of SDG&E, by each executive officer of SDG&E named in the compensation tables of this Information Statement, and by all current directors and executive officers of SDG&E as a group. The shares of common stock beneficially owned by our directors and executive officers as a group total less than 1.0 percent of Sempra Energy’s outstanding shares. In calculating this percentage, shares under the heading “Phantom Shares” are not included because these shares cannot be voted and may only be settled for cash.

Share Ownership	Current Beneficial Holdings (A)	Shares Subject To Exercisable Options (B)	Phantom Shares (C)	Total
James P. Avery	5,418	7,025	108	12,551
Javade Chaudhri	29,754	57,650	4,531	91,935
Steven D. Davis	18,158	39,900	3,396	61,454
Joseph A. Householder	35,617	48,200	4,716	88,533
Jessie J. Knight, Jr.	40,882	27,525	7,385	75,792
Michael R. Niggli	99,629	114,175	7,362	221,166
Lee Schavrien	27,988	3,700	1,984	33,672
Robert M. Schlax	2,563	6,175	4,183	12,921
Current SDG&E Directors and Executive Officers as a group (10 persons)	294,489	333,525	37,685	665,699

(A)	Includes unvested shares of restricted Sempra Energy common stock that may be voted but are not transferable until they vest. These total 1,688 shares for Mr. Schavrien; and 1,688 shares for all SDG&E directors and executive officers as a group.

(B)	Shares of Sempra Energy common stock which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days.

(C)	Represents deferred compensation deemed invested in phantom shares of Sempra Energy common stock. These shares track the performance of Sempra Energy common stock but cannot be voted and may only be settled for cash.

Sempra Energy has approximately 245,000 shareholders. There are three persons known to us to own beneficially more than 5.0 percent of Sempra Energy outstanding shares: BlackRock, Inc., 40 East 52nd Street, New York, New York; FMR LLC, 82 Devonshire Street, Boston, MA; and Franklin Resources, Inc., One Franklin Parkway, San Mateo, California. BlackRock has reported that at December 31, 2012, it and related entities beneficially owned 16,998,740 shares for which they had sole voting and dispositive power, representing approximately 7.0 percent of Sempra Energy’s outstanding shares. FMR LLC has reported that at December 31, 2012, it and related entities beneficially owned 17,652,767 shares for which they had sole voting power over 783,604 shares and sole dispositive power over 17,652,767 shares representing approximately 7.3 percent of Sempra Energy’s outstanding shares. Franklin Resources has reported that at December 31, 2012, it and related entities beneficially owned 12,868,529 shares for which they had sole voting power over 12,757,709 shares and sole dispositive power over 12,868,529 shares, representing approximately 5.3 percent of Sempra Energy’s outstanding shares.

Employee savings plans sponsored by Sempra Energy and its affiliates, including SDG&E, hold 15,343,537 shares of Sempra Energy common stock (approximately 6.3 percent of its outstanding shares) for the benefit of employees of Sempra Energy and certain subsidiaries, including the company, as of March 12, 2013.

For information regarding share ownership requirements applicable to the company’s directors and officers, please see “Executive Compensation — Compensation Discussion and Analysis — Share Ownership Requirements.”

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required to file reports with the Securities and Exchange Commission regarding their ownership of our shares. Based solely on our review of the reports filed and written representations from directors and executive officers that no other reports were required, we believe that all filing requirements were timely met during 2012.

ELECTION OF DIRECTORS

At the Annual Meeting, five directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The five director candidates receiving the highest number of affirmative votes will be elected as directors of the company. Votes against the directors and votes withheld will have no legal effect.

The five current directors of SDG&E have been nominated for re-election to the board. The name of each nominee, biographical information regarding each nominee and a description of each nominee’s specific experience and attributes that make him a well qualified and valuable board member are set forth below. The directors have held the positions set forth below or various positions with the same or affiliated organizations for at least the last five years.

Jessie J. Knight, Jr., 62, became a director and the Chief Executive Officer and Chairman of the Board of Directors of SDG&E in 2010. Prior to that, he was the Executive Vice President – External Affairs of Sempra Energy. Mr. Knight is a director of the Seattle-based Alaska Air Group and the San Diego Padres Baseball Club.

Mr. Knight has a keen understanding of the San Diego region and how to work with diverse community groups to achieve a common goal. Prior to joining Sempra Energy, Mr. Knight was the President and Chief Executive Officer of the San Diego Regional Chamber of Commerce where he bolstered his familiarity with local customers’ perspectives. Before that, he served as a commissioner for the California Public Utilities Commission, gaining knowledge of California’s energy and regulatory environment.

Javade Chaudhri, 60, became a director of SDG&E in 2010. He is an Executive Vice President and the General Counsel of Sempra Energy.

Mr. Chaudhri has extensive experience in legal affairs and compliance matters gained from his many years as a practicing attorney. Prior to joining Sempra Energy, he served as General Counsel of Gateway Inc. and before that was a partner at several prominent law firms.

Steven D. Davis, 57, became a director of SDG&E in 2011. He is the Senior Vice President – External Affairs of Sempra Energy. Prior to assuming his current role with Sempra Energy, Mr. Davis served as Vice President – Investor Relations and Corporate Communications, where he oversaw Sempra Energy’s shareholder relations and communications with the financial community and investors as well as all corporate communications. Prior to that, he was Senior Vice President of External Relations and Chief Financial Officer for SDG&E and SoCalGas, Sempra Energy’s California regulated utilities.

Mr. Davis brings over 30 years of service to our company and its affiliates in a broad range of management roles. He has benefitted from years of hands-on experience with utility and energy infrastructure operations. That experience brings to the board a multifaceted perspective and in-depth industry understanding.

Joseph A. Householder, 57, became a director of SDG&E in 2010. He has been Executive Vice President and Chief Financial Officer of Sempra Energy since October 2011. Previously, he was Senior Vice President, Chief Accounting Officer and Controller of Sempra Energy.

Prior to joining Sempra Energy, Mr. Householder was a partner at PricewaterhouseCoopers’ national tax office and served as Vice President of Corporate Development and Assistant Chief Financial Officer at Unocal. Mr. Householder has in-depth knowledge of corporate accounting, tax and compliance practices, particularly within the energy industry.

Michael R. Niggli, 63, became a director of SDG&E in 2012. He has served as SDG&E’s President since 2010 and as its Chief Operating Officer since 2006. From 2000 to 2006, Mr. Niggli was President of Sempra Generation, a wholly owned indirect subsidiary of Sempra Energy, where he was responsible for the operation of merchant power plants and energy infrastructure throughout North America. Mr. Niggli is Chairman of the Dean’s Advisory Council for Engineering, California State University, Long Beach, and a board member of the Great Basin National Park Foundation, the Energy Efficiency Institute at University of California, Davis, the San Diego Regional Chamber of Commerce and the Engineering School at San Diego State University.

Mr. Niggli’s extensive management experience includes expertise in electric and gas operations, fuels acquisition, marketing and sales, strategic planning, project management and customer service.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board of Directors recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking shareholders to approve an advisory resolution on SDG&E’s executive compensation as reported in this Information Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our executive officers named in the executive compensation tables in this Information Statement (“named executive officers”).

To be approved, the proposal must receive votes “FOR” the proposal constituting a majority of the shares represented and voting at the Annual Meeting at which a quorum is present, and the approving majority must also represent more than 25 percent of our outstanding voting stock. If you indicate “ABSTAIN,” it will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting, but will not be considered a vote cast with respect to this proposal.

Compensation Discussion and Analysis

As described more fully in the Compensation Discussion and Analysis section of this Information Statement, SDG&E’s executive compensation program is designed to attract, motivate, and retain key employees, including our named executive officers, and promote strong, sustainable, long-term performance. We urge our shareholders to read “Executive Compensation—Compensation Discussion and Analysis,” which describes in detail how our executive compensation policies and procedures operate and, more specifically, describes our 2012 executive compensation program and decisions. Our Board of Directors believes that our executive compensation program fulfills these objectives and is reasonable, competitive and aligned with our performance and the performance of our executives.

Resolution

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Information Statement by voting in favor of the following resolution:

RESOLVED, as an advisory matter, the shareholders of San Diego Gas & Electric Company approve the compensation paid to the company’s named executive officers as disclosed in this Information Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This say-on-pay vote is advisory and will not be binding on the company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

What information is provided in this section of the Information Statement?

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and discuss how the SDG&E Board of Directors determines executive pay.
•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.
•	Describe how we manage risk in our incentive compensation plans.

Who are the Named Executive Officers?

This Compensation Discussion and Analysis focuses on the compensation of our named executive officers:

•	Jessie J. Knight, Jr.: Chairman and Chief Executive Officer
•	Michael R. Niggli: President and Chief Operating Officer
•	Robert M. Schlax: Vice President, Chief Financial Officer, Treasurer and Controller
•	James P. Avery: Senior Vice President—Power Supply
•	Lee Schavrien: Senior Vice President—Finance, Regulatory and Legislative Affairs

Messrs. Schlax and Schavrien are officers of both SDG&E and SoCalGas. The amounts shown in this Information Statement for Messrs. Schlax and Schavrien reflect their total compensation, the cost of which is allocated between SDG&E and SoCalGas.

What is our Compensation Philosophy?

Our Board of Directors sets the company’s executive pay philosophy.

Our compensation philosophy emphasizes:

•	Aligning pay with short-term and long-term company performance.
•	Performance-based incentives aligned with value creation for shareholders.
•	Balance between short-term and long-term incentives.
•	More pay tied to performance at higher levels of responsibility.

Elements of our executive pay program that exemplify our pay-for-performance philosophy include:

•	Over 70 percent of our CEO’s target pay is performance-based.
•	Performance measures in our short-term and long-term incentive plans are directly linked to SDG&E’s and Sempra Energy’s financial performance and Sempra Energy shareholder returns.
•	One hundred percent of short-term incentive compensation is performance-based.
•	Seventy-five percent of long-term incentive compensation is performance-based.
•

Long-term incentive compensation is delivered primarily through performance-based restricted stock units with a performance measure tied to Sempra Energy’s four-year relative cumulative total shareholder return.

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

Our compensation program goals include:

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics.

•	Aligning compensation with company performance.
•	Motivating executives to achieve superior performance.
•	Strongly linking executive compensation to both annual and long-term corporate, business unit and individual performance.

Company performance is the key indicator of whether our programs are effective. In 2012, SDG&E employees participated in an annual incentive plan. The primary performance measures under the annual incentive plan were SDG&E earnings, nonfinancial operational measures and Sempra Energy earnings. In contrast, Sempra Energy’s total return to shareholders is the key measure for long-term performance.

What compensation governance measures are in place?

Our compensation practices, which are highlighted below, reflect our pay-for-performance philosophy and our commitment to sound corporate governance.

What We Do:

•

We link pay to performance and shareholder interests. We use company earnings and relative total shareholder return as the primary incentive plan performance measures. Our short-term incentive plan also includes performance measures related to safety, customer satisfaction, supplier diversity, and key project milestones.

•	We review external market data when making compensation decisions.
•

Our clawback policy provides for the forfeiture, recovery or reimbursement of incentive plan awards as required by law or stock exchange rules. In addition, compensation may be recouped if the company determines that the results on which compensation was paid were not actually achieved, or in instances of an employee’s fraudulent or intentional misconduct.

•	All officers are subject to stock ownership requirements ranging from 3x base pay for SDG&E’s CEO to 1x base pay for vice presidents.
•	Executive perquisites are limited and constitute a small proportion of our executive total rewards program.
•	Change in control severance benefits are payable only upon a change in control with termination of employment (“double trigger”).

What We Don’t Do:

•	Long-term incentive plan grants are made from a Sempra Energy shareholder-approved plan that prohibits stock option repricing and cash buyouts.
•	Employees are prohibited from trading in puts, calls, options or other similar securities related to Sempra Energy common stock.
•	Officers are prohibited from pledging company stock.
•	No named executive officers received tax gross-ups.
•	Officers are not given pension credit for years not worked.
•	SDG&E’s CEO does not participate in decisions regarding his own compensation. Our other executive officers also do not determine or approve their own pay.

LABOR MARKET BENCHMARKING

How is external market data used in determining pay?

External pay data is used to help align executive compensation levels, in total and by component, with the labor market. The SDG&E Board of Directors views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries.

During this benchmarking process, our Board:

•	Reviews external market data from the Aon Hewitt Associates Total Compensation Database covering non-financial Fortune 500 companies with revenues between $5 billion and $15 billion.

•

Reviews summary statistics of the companies included in this database (but not company-specific information) with the goal of managing total target pay opportunities to the median of this summary data. Actual pay levels will rise above or fall below these standards as a result of actual company and individual performance.

•	Analyzes data for utility-specific positions periodically.

How is internal equity used in determining pay?

Internal equity is used to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance.

COMPENSATION COMPONENTS

The primary components of our compensation program are:

•	Base salaries
•	Performance-based annual bonuses
•	Performance-based long-term equity incentive awards granted by Sempra Energy

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our executive officers participate in the same compensation programs. However, market compensation levels used to establish compensation for the named executive officers may vary substantially based upon the roles and responsibilities of individual officers.

Managing Risk in Compensation Plans

SDG&E manages the risk inherent in incentive compensation plans by balancing short-term and long-term incentives and linking a higher proportion of total compensation to long-term incentives. Long-term incentive awards are based on a four-year vesting period instead of the three-year vesting period typically used by our peers. Risk is also managed through the incentive plan design and selection of the performance measures.

Our risk management program is further strengthened by our clawback policy, which applies to both short-term and long-term incentive plans, and our executive stock ownership requirements.

An independent consultant, Exequity, conducted a risk assessment of our incentive compensation programs. Their findings concluded that our incentive plans do not create risks that are likely to have a material adverse impact on the company. Specific examples of safeguards and risk-mitigating features found in our executive incentive compensation programs are listed below.

Our long-term incentive awards:

•	Avoid “cliffs” in the payout scale, with no payout for performance at threshold. Our payout scale ranges from zero at threshold to 150 percent at maximum.
•	An example of a cliff is a scale that pays 50 percent for threshold performance and zero for performance below threshold.
•	Our Board of Directors believes cliffs create pressure points that may encourage unintended results.
•	Provide for a four-year performance period for restricted stock unit grants. This time period is consistent with the typical development time frame for our major capital investment projects.
•	Use a market-based performance measure, Sempra Energy’s relative total shareholder return, for restricted stock unit grants made by Sempra Energy.
•	Measure Sempra Energy’s total shareholder return against the Standard & Poor’s (“S&P”) 500 Index and S&P 500 Utilities Index rather than against a peer group selected by the company.

Our annual bonus plans:

•	Avoid “cliffs” in the payout scale, with no payout for performance at threshold. Our payout scale is linear, ranging from zero at threshold to 200 percent at maximum.
•

Use financial performance measures that are based on the earnings reported in our financial statements with certain predefined adjustments. These adjustments are limited and made only after thoughtful consideration by the SDG&E Board of Directors.

•	Provide the SDG&E Board of Directors with upward and downward discretion over incentive plan payouts.

Pay Mix

What is “Pay Mix”?

Pay mix is the relative value of each of the primary compensation components as a percentage of total compensation. Figure 1 shows each component of our CEO’s total pay at target company performance.

Figure 1.

Why is pay mix important?

Our pay mix helps to align the interests of executives with the interests of shareholders. It does this by providing a much greater portion of pay through performance-based annual and long-term incentives rather than through base salary. This means that most pay is variable and will go up or down in value based on company performance. Approximately 70 percent of our CEO’s target total pay is delivered through performance-based incentives.

Figure 2 shows the percent of total pay at company target performance that comes from each major pay component for each of our named executive officers.

Figure 2.

Actual pay mix may vary substantially from that shown in Figure 2. This may occur as a result of corporate and individual performance, which greatly affects annual bonuses and the value of long-term incentives.

1.	Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Salaries for our executive officers approximate the median of those for non-financial Fortune 500 companies. Using national general industry comparisons helps us attract and retain top-quality executive talent from a broad range of backgrounds.

The SDG&E Board of Directors annually reviews base salaries for executive officers. The board considers the following factors in its review:

• Approximate mid-range of Fortune 500 salary data • Individual contribution and performance • Labor market conditions • Company performance • Complexity of roles and responsibilities	• Succession planning • Retention needs • Reporting relationships • Internal equity • Experience

Base Salary Adjustments for 2012

Based on a review of market data, Messrs. Knight, Avery and Schavrien received 2012 base salary increases of 5.85 percent, 3.0 percent and 2.9 percent, respectively.

2.	Performance-Based Annual Bonuses

Performance Guidelines and Bonus Payments

Each year the SDG&E Board of Directors establishes performance guidelines for bonus payments. Consistent with our pay-for-performance philosophy, the guidelines do not provide for any bonus payment unless the company attains a threshold (minimum) performance level for the year. Bonus opportunities increase from zero for performance at the threshold level to 200 percent of target for performance at maximum.

Potential bonuses at threshold, target and maximum company performance are expressed as a percentage of each named executive officer’s base salary. Table 1 illustrates how these percentages vary with the individual officer’s position and attainment of goals.

In 2012, bonus opportunities for our named executive officers were as follows:

Bonus Potential as a Percent of Base Salary	Threshold	Target	Maximum
Jessie J. Knight, Jr.	0%	70%	140%
Michael R. Niggli	0%	60%	120%
Robert M. Schlax	0%	45%	90%
James P. Avery	0%	50%	100%
Lee Schavrien	0%	50%	100%

Table 1.

Performance at target is intended to result in bonuses at the mid-point of those for executives with comparable levels of responsibility at non-financial Fortune 500 companies. Target bonus potentials and percentages are consistent with the leverage typically found in bonus plans at such companies. Bonus payouts at our maximums are intended to fall within the third quartile (between the 50th and 75th percentile) of bonus payouts among these companies.

Because our 2012 overall performance was between target and maximum, our actual payments fell within the third quartile of the external market data.

What were the annual bonus performance goals for the named executive officers?

In 2012, Messrs. Knight, Niggli and Avery participated in the SDG&E annual incentive plan. The performance measures for this plan were SDG&E financial results, nonfinancial operational measures and Sempra Energy earnings. The relative weights of these measures as a percentage of the overall target were 40 percent, 40 percent and 20 percent, respectively.

Messrs. Schlax and Schavrien participated in the SDG&E and SoCalGas Shared Services annual incentive plan because they provide services to both utilities. The performance measures for the Shared Services plan were based 50 percent on the SDG&E performance measures described above and 50 percent on SoCalGas performance measures.

Table 2 shows the financial criteria for 2012 bonuses:

2012 Financial Goals for Bonus Purposes (dollars in millions)	Threshold	Target	Maximum
San Diego Gas & Electric Earnings	$430	$470	$490
Southern California Gas Company Earnings*	$255	$285	$300
Sempra Energy Earnings	$917	$1,019	$1,121

Table 2.

* Southern California Gas Company earnings is a performance measure in the Shared Services plan, and applies only to Messrs. Schlax and Schavrien.

How were the financial goals determined?

The SDG&E earnings target of $470 million was based on SDG&E’s financial plan. Targets for the nonfinancial operational measures were based on safety, customer satisfaction and supplier diversity goals, as well as milestones related to key projects.

SDG&E earnings and Sempra Energy earnings for incentive plan purposes may be higher or lower than earnings reported in the companies’ financial statements due to certain pre-established adjustments.

Consistent with the approach taken in prior years, at the beginning of the year, it was determined that the calculation of SDG&E earnings and Sempra Energy earnings for bonus purposes would be adjusted as follows:

•	Exclude positive or negative impact of major changes in accounting rules that were unknown or unanticipated at the beginning of the plan year.
•	Include up to 10 percent of the impact of 2007 wildfire litigation (not applicable to SoCalGas earnings).
•

Include 10 percent of any gains or losses for the sale of assets or write-down of assets in connection with a sale. This is because the Board of Directors believes that the impact of asset sales should be measured primarily through stock price. Most of the impact would, then, be reflected in the long-term incentive plan.

•

Exclude the pro forma earnings impact of any acquisition or divestiture with a total value of at least $100 million to the extent the earnings impact of such acquisition or divestiture is not included in the Sempra Energy earnings target.

•	Exclude the impact of any new or unplanned changes in income tax regulations (not applicable to Sempra Energy earnings).

2012 Performance-Based Annual Bonus Payments

SDG&E earnings for 2012 bonus purposes were $491 million, which exceeds the $490 million maximum performance goal. Performance for most nonfinancial operational goals and the Sempra Energy earnings goal was above target.

The overall annual bonus plan performance result was 165 percent of target for the SDG&E annual incentive plan and 164 percent of target for the Shared Services plan. Based on this performance and its consideration of the contributions of each named executive officer, the SDG&E Board of Directors approved the payment of the annual bonuses shown in Table 3:

Bonuses Paid for 2012 Performance	Base Salary at Year-End 2012	×	Bonus Percentage*	=	Bonus*
Jessie J. Knight, Jr.	$510,000		115%		$587,900
Michael R. Niggli	$466,400		99%		$460,800
Robert M. Schlax	$274,200		74%		$202,100
James P. Avery	$341,100		82%		$280,900
Lee Schavrien	$341,000		82%		$279,300

Table 3.

*For display purposes, the bonus percentage is rounded to the nearest whole percentage, and bonus amounts are rounded up to the nearest $100.

3.	Long-Term Equity-Based Incentives

Long-term equity-based incentives are a large component of each named executive officer’s compensation package. (See Figure 2 for these percentages.) Long-term equity-based incentives are granted to our executives by the Compensation Committee of the Sempra Energy Board of Directors based on the recommendations of SDG&E’s Board of Directors regarding such awards.

Performance for purposes of these awards is measured over a four-year performance period. Competitive benchmarking suggests that a three-year performance period is the most common measurement period in the external market. However, we believe at this time that using a four-year performance period for our equity-based incentives promotes a long-term strategic focus.

What type of equity is granted?

In accordance with our pay-for-performance philosophy, the 2012 long-term incentive plan award primarily was in the form of performance-based restricted stock units (100 percent of grant date value for Mr. Knight, 75 percent of grant date value for other named executive officers). In order to encourage retention, the award design for named executive officers other than Mr. Knight also included time-based restricted stock units (25 percent of grant date value). Both the performance-based and time-based restricted stock units are subject to vesting at the end of four years.

Why is this type of equity used?

This equity award structure was approved after considering many variables. These included alignment with shareholder interests, retention, plan expense, share usage and market trends.

What are general practices with respect to equity grants?

The following equity award practices have been in place for many years:

•	Awards are granted under a Sempra Energy shareholder-approved plan.
•	Grants of awards are not backdated.
•	Grants of awards are not coordinated with the release of material information to result in favorable pricing.
•	Grants are not repriced.
•	Annual grants of equity-based incentive awards are authorized on the first trading day of each new year.

In making the annual grants:

•	A dollar value is specified based on a percentage of base salary.
•	The number of shares underlying the awards granted each year is based on a dollar value, as opposed to a fixed number of shares. This approach allows maintenance of the pay mix described previously.

On the annual January grant date:

•	We calculate the precise number of shares to be granted to each executive officer for each type of award.
•

We apply Monte Carlo valuation models previously authorized by the Compensation Committee of the Sempra Energy Board of Directors and use the closing price for shares of Sempra Energy common stock on that date to make such calculations.

Equity awards also may be granted upon the hiring or promotion of executive officers or to award extraordinary performance with the approval of SDG&E’s Board of Directors and the Compensation Committee of the Sempra Energy Board of Directors.

What is the value of the equity grants?

The estimated grant date fair values of the annual awards have generally been between the median and the 75th percentile of market data. However, the actual amounts realized by equity award recipients will depend on future Sempra Energy stock price performance. These amounts will not necessarily track with the grant date value targets.

Table 4 illustrates the estimated grant date fair value of 2012 annual awards as a percentage of base salary.

Estimated Grant Date Values for 2012 as a % of Base Salary	Performance- Based RSUs	Time- Based RSUs	Total
Jessie J. Knight, Jr.	180%	0%	180%
Michael R. Niggli	135%	45%	180%
Robert M. Schlax	68%	22%	90%
James P. Avery	90%	30%	120%
Lee Schavrien	90%	30%	120%

Table 4.

Why does the company grant performance-based restricted stock units?

We seek a direct link to performance in comparison to indices and peers. To achieve this result, we use performance-based restricted stock units as the primary award vehicle for equity grants. Performance-based restricted stock units can also deliver the same economic value with significantly fewer shares than stock options, and so result in lower dilution.

What are the performance goals for restricted stock units?

Each performance-based restricted stock unit represents the right to receive between zero and 1.5 shares of Sempra Energy common stock based on Sempra Energy’s four-year cumulative total shareholder return compared to the S&P 500 Index and the S&P 500 Utilities Index as shown in Table 5.

If Sempra Energy’s performance ranks at the 50th percentile or higher compared to the S&P 500 Index, participants will receive a minimum of 1.0 share for each restricted stock unit. If Sempra’s performance exceeds the 50th percentile compared to the S&P 500 Utilities Index, participants have the opportunity to earn up to 1.5 shares for each restricted stock unit.

The plan also pays out performance-based dividend equivalents at the end of the performance period based on the number of shares earned.

Four-Year Cumulative Total Shareholder Return Percentile Ranking	Number of Shares of Sempra Energy Common Stock Received For Each Restricted Stock Unit
	Performance vs. S&P 500 Index*	Performance vs. S&P 500 Utilities Index
75th Percentile or Above	Not used for upside potential	1.5
50th Percentile	1.0	1.0
35th Percentile or Below	Not used for downside potential	0.0

Table 5.

*If Sempra Energy ranks above the 50th percentile compared to the S&P 500 index, participants will receive a minimum of 1.0 share for each restricted stock unit.

This award structure was adopted beginning with the 2008-2011 award cycle and continues through the 2013-2016 award cycle.

What were the results for the 2009 performance-based restricted stock unit award which vested on January 2, 2013?

Sempra Energy’s relative total shareholder return from 2009 to 2012 met the 82nd percentile of the S&P 500 Utilities Index. Based on Sempra Energy’s performance ranking against the S&P 500 Utilities Index over the four-year performance period, the performance-based restricted stock units for the 2009 to 2012 Long-Term Incentive Plan cycle vested at maximum (1.5 shares of common stock for each restricted stock unit) after the Compensation Committee of the Sempra Energy Board of Directors certified performance results.

Benefit Plans

Our executive officers also participate in other benefit programs including: (1) health, life insurance, and disability plans; (2) retirement plans; (3) 401(k) savings and deferred compensation plans; and (4) other benefit programs.

1.	Health, Life Insurance, and Disability Plans

Our executive officers participate in life, disability, medical and dental insurance group plans that are available to virtually all employees. These are common benefits essential to attracting a high-quality workforce.

Do executives receive any benefits in addition to the basic group plans?

In addition to the basic group plans, some of our executive officers participate in the following:

•

A medical insurance plan that provides up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents. This plan was closed to new participants in 2012.

•

A life insurance plan providing additional life insurance death benefits (two times base salary and bonus for active employees and one times base salary and bonus for retired employees). This plan was closed to new participants in 2012.

•

A long-term disability plan providing additional protection upon disability (60 percent of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

2.	Retirement Plans

Our executive officers participate in the Sempra Energy Cash Balance Plan and some also participate in a Supplemental Executive Retirement Plan.

What is the Cash Balance Plan?

The Cash Balance Plan is a tax-qualified pension plan available to most employees of Sempra Energy and its subsidiaries.

Why does the company offer a supplemental retirement plan?

Our Board of Directors and the Compensation Committee of the Sempra Energy Board of Directors believe that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

How are benefits calculated?

The Sempra Energy Supplemental Executive Retirement Plan, or SERP, provides executive officers with retirement benefits based on the executive’s:

•	final average pay[1]
•	actual years of service
•	age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

Both the Cash Balance Plan and the SERP use only base salary and annual incentive bonuses in calculating benefits. The value of long-term incentive awards is not included.

Benefits under both plans use the same interest rates for calculating lump sum distributions.

3.	401(k) Savings and Deferred Compensation Plans

Our executive officers, together with most other company employees, participate in a broad-based, tax-qualified 401(k) Savings Plan. Officers and other key management employees may also participate in a deferred compensation plan.

What is the 401(k) Savings Plan?

Employees may contribute a portion of their pay to a tax-qualified 401(k) savings plan. Contributions to the plan are invested on a tax-deferred basis.

The company matches one-half of the first 6 percent of the employee’s contributions. We also make an additional company contribution of up to 1 percent of base pay if we meet or exceed annual earnings targets. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

What is the deferred compensation plan?

Our executive officers and other key management employees also may defer up to 85 percent of their base salary and bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Participants can direct these deferrals into:

•	Funds that mirror the investments available under the 401(k) savings plan, including a Sempra Energy phantom stock account, and
•	A fund providing interest at the greater of 110 percent of the Moody’s Corporate Bond Yield or Moody’s plus 1 percent.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. These contributions are identical to the matching contributions made for other employees under the 401(k) savings plan.

All employee contributions, matching company contributions, and investment earnings in both the 401(k) savings plan and deferred compensation plan vest immediately.

[1]	Final average pay is the average of the two highest years of base salary plus the average of the three highest annual bonuses prior to retirement.

4.	Other Benefit Programs

We provide certain other typical benefits to our executive officers. We review the level and types of these benefits each year. We believe that these benefits are reasonable and important in attracting and retaining executive talent.

These benefits include financial planning services and excess personal liability insurance.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Our executive officers have severance pay agreements that include change in control features. None of our officers has an employment agreement.

Why does the company provide severance agreements?

We believe that severance agreements, which are a prevalent market practice, are effective in:

•	attracting executives who are leaving an existing employer;
•	mitigating legal issues upon a separation of employment; and
•	retaining talent during uncertain times.

By mitigating the adverse effects of potential job loss, severance agreements reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations.

What benefits do severance agreements provide?

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	the company terminates an executive’s employment for reasons other than cause, or
•	when the executive resigns for “good reason.”

What does resignation for “Good Reason” mean?

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control, changes in employment location.

These provisions provide safeguards against arbitrary actions that effectively force an executive to resign. In order to receive some of the benefits in the agreement, the executive must comply with contractual confidentiality, non-solicitation and non-disparagement obligations.

Do the agreements for the named executive officers provide for a tax gross-up to offset any taxes incurred by the executive as a result of the severance payment?

In 2011, Mr. Knight voluntarily entered into a new severance pay agreement that does not contain an excise tax gross-up provision.

Under a policy adopted in 2009 by the Sempra Energy Board of Directors, severance agreements for new officers do not provide for excise tax gross-ups. In 2012, the Compensation Committee determined that legacy agreements for other officers will be terminated and replaced with agreements that do not contain excise tax gross-up provisions at the end of each agreement’s term. By January 2014, this effort will be complete and no officers will have severance agreements with excise tax gross-up provisions.

What happens to outstanding equity awards upon a change in control?

Under the Sempra Energy shareholder-approved long-term incentive plan, upon a change in control of Sempra Energy, all previously granted stock options vest and become immediately exercisable. All performance and time restrictions lift for outstanding restricted stock and restricted stock unit grants.

For performance-based restricted stock unit awards granted in 2009 through 2012, the number of shares earned is determined based on performance through the date of the change in control (or based on target performance if the change in control occurs less than two years after the grant date).

The 2013 Sempra Energy long-term incentive plan, which is described under Proposal 4 in Sempra Energy’s 2013 proxy statement, contains a double trigger change in control provision. Awards will not automatically vest upon a change in control. Rather, vesting will only be accelerated upon a termination of employment that meets certain conditions following a change in control.

SHARE OWNERSHIP REQUIREMENTS

Share ownership requirements for officers further strengthen the link between company executive and shareholder interests.

The requirements set minimum levels of Sempra Energy share ownership that our officers are required to achieve and maintain. For officers, the requirements are:

Executive Level	Share Ownership Requirement

Chairman and Chief Executive Officer	3x base salary
President and Chief Operating Officer	2x base salary
Senior Vice Presidents and Vice Presidents	1x base salary

Table 6.

For purposes of the requirements, we include shares owned directly or through benefit plans. We also count deferred compensation that executives invest in phantom shares of Sempra Energy’s common stock and the vested portion of certain in-the-money stock options.

We expect officers to meet these requirements within five years of hire or any officer level promotion. All officers are in compliance with the requirements.

The company also prohibits employees from trading in puts, calls, options or other future rights to purchase or sell shares of Sempra Energy.

IMPACT OF REGULATORY REQUIREMENTS

Many Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the delivery of executive pay. They are taken into consideration to create and maintain plans that are effective and in full compliance with these requirements.

CONCLUSION

We have structured our executive compensation programs to provide competitive pay opportunities (levels found in the marketplace), and to reward outstanding individual and company performance.

For 2012, our executive officers’ total direct compensation (base salaries, bonuses paid and the grant date value of long-term incentives) generally fell within the third quartile (between the 50th percentile and the 75th percentile) of the non-financial Fortune 500 market data. Our salaries are competitive and our performance-based compensation is strongly aligned with the interests of our shareholders.

We will continue to monitor our pay programs for alignment with performance, shareholder interests and competitive labor markets. We will continue to offer the programs necessary to attract, retain, and motivate top executive talent.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

The Board of Directors of SDG&E has reviewed and discussed with management of the company the Compensation Discussion and Analysis included in this Information Statement and, based upon that review and discussion, authorized that it be so included.

BOARD OF DIRECTORS

Jessie J. Knight, Jr., Chair

Javade Chaudhri

Steven D. Davis

Joseph A. Householder

Michael R. Niggli

COMPENSATION TABLES

Summary Compensation Table

In the table below, we summarize our named executive officers’ compensation for the last three years.

Summary Compensation Table	Year	Salary	Stock Awards (A)	Option Awards (A)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (B)	All Other Compen- sation (C)	Total
			Restricted stock and restricted stock units	Service- based stock options	Performance- based annual cash bonus	Pension accruals and above-market interest on non-qualified deferred compensation
Jessie J. Knight Jr.	2012	$510,000	$921,200	$—	$587,900	$1,275,389	$82,655	$3,377,144
Chair of the Board and	2011	$481,800	$868,094	$—	$487,100	$1,007,911	$75,752	$2,920,657
Chief Executive Officer	2010	$450,928	$641,231	$102,310	$503,500	$823,878	$68,415	$2,590,262
Michael R. Niggli	2012	$466,400	$845,937	$—	$460,800	$585,741	$78,187	$2,437,065
President and Chief Operating	2011	$466,400	$842,810	$—	$471,600	$818,201	$73,821	$2,672,832
Officer	2010	$466,400	$672,402	$107,819	$501,100	$1,109,355	$64,863	$2,921,939
Robert M. Schlax	2012	$274,200	$251,996	$—	$202,100	$49,594	$25,134	$803,024
Vice President, Chief Financial Officer, Controller and Treasurer	2011	$274,200	$248,629	$—	$186,400	$39,711	$25,607	$774,547
	2010	$266,700	$195,932	$30,693	$214,900	$38,953	$24,503	$771,681
James P. Avery	2012	$341,100	$412,877	$—	$280,900	$782,959	$45,236	$1,863,072
Senior Vice President – Power Supply	2011	$331,100	$400,335	$—	$282,200	$592,469	$37,433	$1,643,537
	2010	$331,100	$320,615	$51,155	$296,500	$481,986	$35,306	$1,516,662
Lee Schavrien	2012	$341,000	$553,880	$—	$279,300	$930,232	$35,877	$2,140,289
Senior Vice President – Finance,	2011	$331,300	$600,349	$—	$248,700	$856,474	$36,465	$2,073,288
Regulatory and Legislative Affairs	2010	$331,300	$320,615	$51,155	$296,600	$714,948	$35,195	$1,749,813

(A)	Grant date fair value of stock and option awards granted during the year. No stock options were granted in 2011 or 2012. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with generally accepted accounting principles for financial reporting purposes based on the assumptions described in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.

Option awards consist solely of service-based stock options. A modified Black-Scholes valuation model was used to calculate their grant date fair value.

Stock awards consist of performance-based and time-based restricted stock and restricted stock units. A Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate grant date fair value.

The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

For additional information regarding stock and option awards, please see the discussions under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End.”

(B)	Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120 percent of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2012 amounts are:

2012 Change in Pension Value and Above-Market Interest	Change in Accumulated Benefits	Above- Market Interest	Total
Jessie J. Knight, Jr.	$1,232,323	$43,066	$1,275,389
Michael R. Niggli	$516,646	$69,095	$585,741
Robert M. Schlax	$49,594	$—	$49,594
James P. Avery	$782,959	$—	$782,959
Lee Schavrien	$929,764	$468	$930,232

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation.”

(C)	All Other Compensation amounts for 2012 are:

2012 All Other Compensation	Company 401(k) and Related Plan Contributions	Insurance Premiums	Other	Total
Jessie J. Knight, Jr.	$34,712	$27,943	$20,000	$82,655
Michael R. Niggli	$32,804	$20,383	$25,000	$78,187
Robert M. Schlax	$16,559	$1,475	$7,100	$25,134
James P. Avery	$22,004	$7,682	$15,550	$45,236
Lee Schavrien	$20,998	$7,879	$7,000	$35,877

Amounts shown in the “Other” column consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis and financial and estate planning services. They do not include parking at company offices and the occasional personal use by executive officers of company property and services (including club memberships and entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

Grants of Plan-Based Awards

Executive officers participate in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and long-term basis. Shorter-term incentives, typically annual performance-based cash bonuses, are provided under the executive incentive plan. Longer-term incentives, typically Sempra Energy performance-based restricted stock and restricted stock unit awards and service-based stock options, are provided under Sempra Energy’s Long Term Incentive Plan.

In the table below, we summarize 2012 grants of plan-based awards to each of the named executive officers.

2012 Grants of Plan-Based Awards	Grant Date (A)	Authorization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			Grant Date Fair Value of Stock Awards (D)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Jessie J. Knight, Jr.
Restricted Stock Units	1/03/12	12/05/11				—	18,800	28,200	$921,200
Annual Bonus			$—	$357,000	$714,000
Michael R. Niggli
Restricted Stock Units	1/03/12	12/05/11				—	12,900	19,350	$632,100
Restricted Stock Units	1/03/12	12/05/11				—	3,900	3,900	$213,837
Annual Bonus			$—	$279,900	$559,700
Robert M. Schlax
Restricted Stock Units	1/03/12	12/05/11				—	3,800	5,700	$186,200
Restricted Stock Units	1/03/12	12/05/11				—	1,200	1,200	$65,796
Annual Bonus			$—	$123,400	$246,800
James P. Avery
Restricted Stock Units	1/03/12	12/05/11				—	6,300	9,450	$308,700
Restricted Stock Units	1/03/12	12/05/11				—	1,900	1,900	$104,177
Annual Bonus			$—	$170,600	$341,100
Lee Schavrien
Restricted Stock Units	1/03/12	12/05/11				—	6,300	9,450	$308,700
Restricted Stock Units	1/03/12	12/05/11				—	1,900	1,900	$104,177
Restricted Stock	2/23/12	2/23/12				—	2,445	2,445	$141,003
Annual Bonus			$—	$170,500	$341,000

(A)	Grant and authorization dates applicable to equity incentive awards, which consist of performance-based restricted stock units and service-based restricted stock. Awards are authorized as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The Compensation Committee of the Sempra Energy Board of Directors specifies a dollar value and other terms for the awards to be granted to each executive officer. On the January grant date, the precise number of shares to be granted to each executive officer is calculated by applying valuation models previously authorized by the committee and the closing price for shares of Sempra Energy common stock on that date. Awards also may be granted at other times upon the hiring or promotion of executive officers or for extraordinary performance. The February 23, 2012 restricted stock award granted to Mr. Schavrien was given in recognition of exemplary performance.

(B)	Non-equity incentive plan awards consist of annual performance-based bonuses payable under our executive incentive plan. Amounts reported in the table represent target and maximum bonuses for 2012 to be paid under performance guidelines established at the beginning of the year by our Board of Directors. The performance guidelines were satisfied at levels resulting in above-target bonus payouts. These amounts are reported in the Summary Compensation Table as non-equity incentive plan compensation.

(C)

Equity incentive plan awards consist of Sempra Energy performance-based restricted stock units and time-based restricted stock granted under Sempra Energy’s Long Term Incentive Plan. During the performance period for the performance-based restricted stock units, dividends paid, or that would have been paid, on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares at the then fair market value, which become subject to the same forfeiture and performance vesting conditions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period other than by death or certain other events that may be specified in the award agreement or the executive’s severance pay agreement, the award is forfeited subject to earlier vesting upon a change in control of Sempra Energy or various events specified in the executive’s severance pay agreement. The special recognition grant of time-based restricted stock to Mr. Schavrien vests in installments over two years, subject to continued employment.

Shares subject to the performance-based restricted stock units granted in 2012 will vest or be forfeited at the beginning of 2016 based upon Sempra Energy’s total return to shareholders. The target number of shares will vest if Sempra Energy has achieved a cumulative total return to shareholders for a four-year performance period among the top 50 percent of the companies in the S&P 500 Utilities Index or the S&P 500 Index with additional shares vesting ratably for performance above the 50th percentile of the S&P 500 Utilities Index to the maximum number (150 percent of the target number) for performance at or above the 75th percentile of that index. If Sempra Energy’s performance does not place Sempra Energy among the top 50 percent of the companies in the S&P 500 Utilities Index or the S&P 500 Index, shares will vest for performance above the 35th percentile of the S&P 500 Utilities Index declining from the target number of shares at the 50th percentile to zero at the 35th percentile.

Sempra Energy permits each holder of restricted stock and restricted stock units to sell to the company (at the market price of its shares at the end of the performance period) a sufficient number of vesting shares to pay the minimum amount of withholding taxes that becomes payable upon satisfaction of the performance conditions.

(D)	Grant date fair values are calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. With respect to the performance-based restricted stock unit awards, a Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate the grant date fair value. The value actually realized by executives from stock awards will depend upon the extent to which performance- and service-based vesting conditions are satisfied and the market value of the shares subject to the award. The grant date value for each share of restricted stock subject to Mr. Schavrien’s restricted stock award was the closing price of Sempra Energy common stock on the date of grant.

Outstanding Equity Awards at Year-End

In the table below, we summarize our grants of equity awards that were outstanding at December 31, 2012 for our named executive officers. The grants consist solely of stock options, restricted stock and restricted stock units.

Outstanding Equity Awards at Year-End
		Option Awards (Service-Based Stock Options) (A)					Performance-Based Restricted Stock Units (B)			Service-Based Restricted Stock and Restricted Stock Units (C)
		Number of Shares Underlying Unexercised Options		Exercise Price		Expiration Date	Number of Unearned/ Unvested Shares (D)		Market Value of Unearned/ Unvested Shares	Number of Unearned/ Unvested Shares (D)	Market Value of Unearned/ Unvested Shares

	Grant Date	Exercisable	Unexer- cisable
Jessie J. Knight, Jr.	01/03/12						29,211		$2,072,219	—	$—
	01/03/11						33,169		2,353,042	—	—
	01/04/10	6,500	6,500	$55.90		01/03/20	15,935		1,130,414	—	—
	01/02/09	—	4,275	$43.75		01/01/19	30,236	(F)	2,144,972	—	—
	01/02/08	13,500	—	$61.41		01/01/18	—		—	—	—

		20,000	10,775	$56.63	(E)		108,551		$7,700,647	—	$—

Michael R. Niggli	01/03/12						20,044		$1,421,895	4,040	$286,583
	01/03/11						32,203		2,284,507	—	—
	01/04/10	6,850	6,850	$55.90		01/03/20	16,709		1,185,364	—	—
	01/02/09	13,500	4,500	$43.75		01/01/19	31,765	(F)	2,253,426	—	—
	01/02/08	14,200	—	$61.41		01/01/18	—		—	—	—
	01/03/07	14,400	—	$56.77		01/02/17	—		—	—	—
	01/03/06	16,100	—	$46.14		01/02/16	—		—	—	—
	01/03/05	15,800	—	$36.30		01/02/15	—		—	—	—
	01/02/04	25,400	—	$30.20		01/01/14	—		—	—	—

		106,250	11,350	$45.29	(E)		100,721		$7,145,192	4,040	$286,583

Robert M. Schlax	01/03/12						5,904		$418,853	1,243	$88,180
	01/03/11						9,500		673,930	—	—
	01/04/10	—	1,950	$55.90		01/03/20	4,869		345,404	—	—
	01/02/09	—	1,300	$43.75		01/01/19	9,173	(F)	650,722	—	—
	01/02/08	3,900	—	$61.41		01/01/18	—		—	—	—

		3,900	3,250	$56.70	(E)		29,446		$2,088,909	1,243	$88,180

James P. Avery	01/03/12						9,789		$694,414	1,968	$139,618
	01/03/11						15,297		1,085,141	—	—
	01/04/10	3,250	3,250	$55.90		01/03/20	7,967		565,207	—	—
	01/02/09	—	2,150	$43.75		01/01/19	15,118	(F)	1,072,486	—	—

		3,250	5,400	$52.88	(E)		48,171		$3,417,248	1,968	$139,618

Lee Schavrien	02/23/12									2,533	$179,666
	01/03/12						9,789		$694,414	1,968	139,618
	02/17/11						—		—	2,027	143,772
	01/03/11						15,297		1,085,141	—	—
	01/04/10	—	3,250	$55.90		01/03/20	7,967		565,207	—	—
	01/02/09	—	2,075	$43.75		01/01/19	14,609	(F)	1,036,335	—	—

		—	5,325	$51.17	(E)		47,662		$3,381,097	6,528	$463,056

(A)	Stock options to purchase shares of Sempra Energy common stock. They become exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of Sempra Energy or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of continuous service, the executive’s stock options expire three years (five years if the executive has attained age 62) after the termination of employment. If an executive’s employment is terminated by death or disability prior to attaining age 55, the executive’s stock options expire 12 months after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination. If an executive’s employment is otherwise terminated, the executive’s stock options expire 90 days after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination.

(B)	Performance-based restricted stock units (rights to receive shares of Sempra Energy common stock.

Performance-based awards will vest or will be forfeited in whole or in part at the end of a four-year performance period, based upon Sempra Energy’s total return to shareholders compared to market and peer group indices and subject to earlier vesting upon a change in control of Sempra Energy or various events specified in the executive’s severance pay agreement. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of service and the termination occurs after one year of the applicable performance period has been completed, the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable four-year performance period. If an executive’s employment is otherwise terminated before the end of the applicable performance period, the executive’s award is forfeited.

We have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2012 had the applicable performance period ended at that date. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period, and may be fewer or greater than the number reported in the table.

(C)	Time-based restricted stock units vest at the end of four years, subject to continued employment through the vesting date. Mr. Schavrien’s February 2011 restricted stock award vests in installments of one-half annually over the two-year service period and his February 2012 award vests in installments of one-third annually over the three-year service period. Vesting of both awards is subject to his continued employment.

If an executive’s employment is terminated for any reason other than death prior to vesting, the executive’s award may be forfeited.

(D)	Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(E)	Weighted average exercise price of all exercisable and unexercisable option shares. The weighted average exercise prices of exercisable option shares and unexercisable option shares are, respectively: $59.62 and $51.08 for Mr. Knight; $44.67 and $51.08 for Mr. Niggli; $61.41 and $51.04 for Mr. Schlax; $55.90 and $51.06 for Mr. Avery; and $0 and $51.17 for Mr. Schavrien.

(F)	These shares vested on January 2, 2013. The value realized upon the January 2, 2013 vesting of these shares, which is calculated using the closing price of Sempra Energy common stock on the vesting date, is set forth in Note C to “Option Exercises and Stock Vested.”

Option Exercises and Stock Vested

In the table below, we summarize the stock options that were exercised and restricted stock that vested during 2012 for each of our named executive officers.

2012 Options Exercised and Stock Vested	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)(C)
Jessie J. Knight, Jr.	23,325	$518,489	13,279	$728,096
Michael R. Niggli	32,600	$1,096,338	13,954	$765,118
Robert M. Schlax	13,350	$220,757	3,826	$209,790
James P. Avery	31,250	$416,238	7,764	$425,751
Lee Schavrien	19,325	$185,711	8,933	$496,645

(A)	Difference between the market value of the Sempra Energy option shares on the exercise date and the option exercise price.

(B)	Market value of vesting Sempra Energy common stock (including reinvested dividends) at the vesting date.

(C)	The amounts shown above relate to the 2008 restricted stock award, which vested at 100 percent on January 3, 2012 and, for Mr. Schavrien, the February 17, 2012 vesting of 1,956 shares from his February 17, 2011 restricted stock award. The 2009 restricted stock unit award vested on January 2, 2013 and is not reflected in the table above. The number of units vested and their market value at the vesting date, respectively, were: 30,236 shares and $2,182,465 for Mr. Knight; 31,765 shares and $2,292,815 for Mr. Niggli; 9,173 shares and $662,096 for Mr. Schlax; 15,118 shares and $1,091,233 for Mr. Avery; and 14,609 shares and $1,054,450 for Mr. Schavrien.

Pension Benefits

Executive officers participate, along with most other employees, in the Sempra Energy Cash Balance Plan, a broad-based tax-qualified retirement plan. Under the plan, a notional account is credited annually for each participant in an amount equal to 7.5 percent of the participant’s salary and bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, most executive officers participate in a Supplemental Executive Retirement Plan. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the 24 consecutive months of highest base salary prior to retirement plus the average of the three highest annual bonuses during the ten years prior to retirement), years of service and age at retirement of the executive officer and the officer’s spouse.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50 percent joint and survivor annuity is 20 percent after five years of service, 40 percent after ten years of service, 50 percent after 15 years of service, 60 percent after 20 years of service, 62.5 percent after 30 years of service, and 65 percent after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55) are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

In the table below, we summarize the present value of accumulated benefits under the various retirement plans at December 31, 2012 for our named executive officers. None of our named executive officers received any payments of pension benefits during the year ended December 31, 2012.

Pension Benefits at Year-End	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)
Jessie J. Knight, Jr.	Cash Balance Plan	6	$136,357
	Supplemental Executive Retirement Plan	6	4,017,037

	Total		$4,153,394	(B)

Michael R. Niggli	Cash Balance Plan	27	$412,562
	Supplemental Executive Retirement Plan	27	8,860,091

	Total		$9,272,653	(B)

Robert M. Schlax	Cash Balance Plan	7	$250,705	(C)

James P. Avery	Cash Balance Plan	12	$246,108
	Supplemental Executive Retirement Plan	12	3,389,182

	Total		$3,635,290	(B)

Lee Schavrien	Cash Balance Plan	35	$1,167,429
	Supplemental Executive Retirement Plan	35	4,655,050

	Total		$5,822,479	(B)

(A)	Based upon the assumptions used for financial reporting purposes set forth in Note 8 of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders, except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under those plans or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)	Messrs. Knight, Niggli, Avery and Schavrien, who at December 31, 2012 were ages 62, 63, 56, and 58, respectively, are eligible for early retirement benefits. Had they retired at December 31, 2012 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $4,197,538 for Mr. Knight; $9,486,005 for Mr. Niggli; $3,561,761 for Mr. Avery; and $6,630,133 for Mr. Schavrien.

(C)	Mr. Schlax, who is not a participant in the Supplemental Executive Retirement Plan, is vested in benefits under the Cash Balance Plan, which include qualified Cash Balance Plan benefits and nonqualified Cash Balance Restoration Plan benefits which restore amounts that would have been payable under the Cash Balance Plan but for IRS limits on tax-qualified plans. Had his employment terminated on December 31, 2012, the benefit would have been $271,331.

Nonqualified Deferred Compensation

Sempra Energy’s nonqualified deferred compensation plans permit executives to elect on a year-by-year basis to defer the receipt of a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date selected by the executive at the time of the deferral election. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110 percent of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Rate plus 1 percent (6.26 percent for 2012) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under tax-qualified 401(k) savings plans in which all employees may elect to participate.

The table below summarizes information relating to the participation in Sempra Energy’s nonqualified deferred compensation plans for each of the executive officers named in the Summary Compensation Table. None of our named executive officers received any payments of nonqualified deferred compensation during the year ended December 31, 2012.

2012 Nonqualified Deferred Compensation	Executive Contributions in 2012 (A)	Company Contributions in 2012 (B)	Aggregate Earnings in 2012 (C)	Aggregate Balance at 12/31/12 (D)
Jessie J. Knight, Jr.	$524,746	$28,164	$328,283	$3,653,939
Michael R. Niggli	$281,400	$22,854	$440,950	$5,542,706
Robert M. Schlax	$69,090	$6,609	$105,620	$581,606
James P. Avery	$48,674	$12,054	$170,145	$799,259
Lee Schavrien	$20,449	$11,048	$70,403	$465,331

(A)	Executive contributions consist of deferrals of salary and bonus that are also reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts for the year in which they were earned) and related deferral dates (the date on which the bonuses otherwise would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2012 that are also included as salary and bonus compensation reported in the Summary Compensation Table total $50,946 for Mr. Knight; $139,920 for Mr. Niggli; $41,130 for Mr. Schlax; $20,454 for Mr. Avery; and $20,449 for Mr. Schavrien.

(B)	Company contributions are identical to the amounts that the executive would have received under tax-qualified 401(k) savings plans but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans. These contributions are also reported as compensation in the Summary Compensation Table.

(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings consisting of above-market interest are reported in the Summary Compensation Table. Excluding above-market interest, gains for 2012 were $285,218 for Mr. Knight; $371,855 for Mr. Niggli; $105,620 for Mr. Schlax; $170,145 for Mr. Avery; and $69,935 for Mr. Schavrien.

(D)	Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2012 or prior years to the extent such reporting requirements were then applicable to the executive. Such aggregate amounts reported in the Summary Compensation Table for fiscal years 2010, 2011 and 2012 are $1,714,055 for Mr. Knight; $946,337 for Mr. Niggli; $184,412 for Mr. Schlax; $179,818 for Mr. Avery; and $111,358 for Mr. Schavrien.

Severance Pay and Change in Control Benefits

We have a severance pay agreement with each of our named executive officers. Each agreement is for a term of two years and is automatically extended for an additional year upon each anniversary of the agreement unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the term of the agreement for reasons other than cause, death or disability, or in the event that the executive were to resign for “good reason” as defined in the agreement. The nature and amount of the severance benefits vary somewhat with the executive’s position, and increased benefits are provided if the executive enters into an agreement with the company to provide consulting services for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits are also provided if the termination of employment or resignation were to occur within two years of a “change in control” of Sempra Energy.

The definitions of “cause” and “good reason” vary somewhat based on whether the termination of employment occurs before or after a change in control of Sempra Energy. However, cause is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and good reason is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities, and certain changes in employment location. A “change in control” is defined in the agreements to include events resulting in a change in the effective control of Sempra Energy or a change in the ownership of a substantial portion of Sempra Energy’s assets.

Our stock option, restricted stock, and restricted stock unit agreements provide that all such awards would become immediately exercisable and all forfeiture and transfer conditions on restricted stock and restricted stock units would immediately terminate upon a change in control of Sempra Energy, whether or not accompanied or followed by a termination of the executive’s employment.

Below we summarize the benefits each of our executive officers named in the Summary Compensation Table would have been entitled to receive had we terminated his employment (other than for cause, death or disability) at December 31, 2012 or had the executive resigned for good reason, and the benefits each executive would have been entitled to receive had such termination or resignation occurred within two years following a change in control of Sempra Energy. These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance benefits and the enhanced benefits would not be subject to excise taxes for which the executive would be entitled to reimbursement. We also show the benefits that each executive would have been entitled to receive (accelerated vesting and exercisability of stock options and vesting of restricted stock and restricted stock units) had a change in control of Sempra Energy occurred on December 31, 2012, whether or not accompanied or followed by a termination of the executive’s employment.

Severance and Change in Control Benefits	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control Only
	Unrelated to a Change in Control	Change in Control	(Without Termination of Employment)
Jessie J. Knight, Jr.
Lump Sum Cash Payment (A)	$1,941,867	$2,912,800	$—
Acceleration of Existing Equity Awards (B)	—	6,439,557	6,439,557
Health & Welfare Benefits (D)	48,371	103,085	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—

Total	$2,090,238	$9,580,442	$6,439,557

Michael R. Niggli
Lump Sum Cash Payment (A)	$1,407,850	$1,888,500	$—
Acceleration of Existing Equity Awards (B)	—	6,421,687	6,421,687
Health & Welfare Benefits (D)	36,278	68,871	—
Financial Planning (E)	37,500	50,000	—
Outplacement	50,000	50,000	—

Total	$1,531,628	$8,479,058	$6,421,687

Excise Tax Gross-Up (F)	$—	$3,088,866	$2,407,000
Robert M. Schlax
Lump Sum Cash Payment (A)	$471,400	$707,100	$—
Acceleration of Existing Equity Awards (B)	—	1,877,503	1,877,503
Health & Welfare Benefits (D)	19,802	32,423	—
Financial Planning (E)	25,000	37,500	—
Outplacement	50,000	50,000	—

Total	$566,202	$2,704,526	$1,877,503

Excise Tax Gross-Up (F)	$—	$1,059,168	$707,914
James P. Avery
Lump Sum Cash Payment (A)	$932,250	$1,243,000	$—
Acceleration of Existing Equity Awards (B)	—	3,071,020	3,071,020
Enhanced Retirement Benefits (C)	—	518,828	—
Health & Welfare Benefits (D)	29,703	56,139	—
Financial Planning (E)	37,500	50,000	—
Outplacement	50,000	50,000	—

Total	$1,049,453	$4,988,987	$3,071,020

Excise Tax Gross-Up (F)	$—	$1,709,733	$—
Lee Schavrien
Lump Sum Cash Payment (A)	$911,650	$1,215,533	$—
Acceleration of Existing Equity Awards (B)	—	3,356,265	3,356,265
Health & Welfare Benefits (D)	29,703	56,382	—
Financial Planning (E)	37,500	50,000	—
Outplacement	50,000	50,000	—

Total	$1,028,853	$4,728,180	$3,356,265

(A)	Severance payment ranging from one-half to one times (from one to two times following a change in control) the sum of annual base salary and the average of the last three incentive bonuses. An additional one-half to one times the sum of annual base salary and the average of the last three incentive bonuses is conditioned upon the executive’s agreement to provide post-termination consulting services and abide by restrictive covenants related to non-solicitation and confidentiality. Excludes payment of bonus earned in the year of termination.

(B)	Fair market value at December 31, 2012 of shares subject to performance-based and time-based restricted stock units for which forfeiture restrictions would terminate, and the difference between the fair market value at that date and the exercise price of stock options that would become exercisable.

Stock option amounts include those attributable to fully vested but otherwise not yet exercisable options held by retirement-eligible executives. Such amounts are $213,997 for Mr. Knight; $225,379 for Mr. Niggli; $64,675 for Mr. Schlax; $107,339 for Mr. Avery; and $105,299 for Mr. Schavrien. For additional information regarding options held by retirement eligible executives, please see Note A to “Outstanding Equity Awards at Year-End.”

Includes the full value of the 2009 restricted stock unit award that vested on January 2, 2013. The value realized upon vesting of this award is discussed under “Option Exercises and Stock Vested – Footnote C.”

(C)	For Mr. Avery, the amount shown for termination accompanied by a change in control is the incremental actuarial value assuming that he had attained age 62, but reduced for applicable early retirement factors.

(D)	Estimated value associated with continuation of health benefits for two years for Mr. Knight, 18 months for Messrs. Niggli, Avery, and Schavrien, and 12 months for Mr. Schlax for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for three years for Mr. Knight, two years for Messrs. Niggli, Avery, and Schavrien, and 18 months for Mr. Schlax for termination accompanied by a change in control.

(E)	Estimated value associated with continuation of financial planning services for two years for Mr. Knight, 18 months for Messrs. Niggli, Avery, and Schavrien, and 12 months for Mr. Schlax for termination unrelated to a change in control, and three years for Mr. Knight, two years for Messrs. Niggli, Avery, and Schavrien, and 18 months for Mr. Schlax for termination accompanied by a change in control.

(F)	Gross-up payment to fully reimburse the executive for excise taxes associated with change in control payments that exceed 2.99 times the executive’s five-year average compensation. The executive is not reimbursed for other taxes associated with the amounts shown in the Total line. Mr. Knight’s severance agreement does not contain an excise tax gross-up provision.

Executive officers who voluntarily terminate their employment (other than for good reason) or whose employment is terminated by death or disability or by the company for cause are not entitled to enhanced benefits.

ANNUAL REPORT

The company is mailing the joint Annual Report to Shareholders of Sempra Energy, SDG&E and SoCalGas to its shareholders together with this Information Statement.

This Notice of Annual Meeting and this Information Statement are sent by order of the Board of Directors of San Diego Gas & Electric Company.

Jennifer F. Jett

Corporate Secretary

Dated: April 25, 2013